EXHIBIT 10.1

AMENDED AND RESTATED EXCHANGE AGREEMENT

          Amended and Restated Exchange Agreement (as amended, supplemented or otherwise modified from time to time, this “Agreement”) entered into as of June 18, 2007 by and between Ortec International, Inc., a Delaware corporation (“Ortec”), and Paul Royalty Fund, L.P. (formerly known as Paul Capital Royalty Acquisition Fund, L.P.), a Delaware limited partnership (“Paul Capital”).

RECITALS

          A. Ortec and Paul Capital are parties to that certain Exchange Agreement dated January 29, 2007, as amended by Amendment No. 1 dated March 22, 2007, and as further amended by Amendment No. 2 dated May 11, 2007 (“Original Exchange Agreement”), pursuant to which, among other things, Paul Capital agreed to convert its Revenue Interests into Ortec preferred equity securities, and Ortec agreed to issue and sell such securities, upon the terms and subject to the conditions set forth therein.

          B. Ortec and Paul Capital now desire to amend and restate the Original Exchange Agreement in its entirety to eliminate certain provisions, add certain other provisions, and make certain other changes as have been agreed to between the parties as hereinafter provided.

          NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties hereto agree as follows:

          1. Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

          (a) “Affiliate” means, with respect to any person, any other person that, directly or indirectly, controls, is controlled by, or is under common control with, such person.

          (b) “Bridge Notes” means the following notes evidencing loans made and to be made by the holders of such notes to Ortec, from which loans Ortec has received or will receive no more than $2,800,000 in the aggregate:

(i) Note held by Valley Forge Investments Limited dated October 10, 2006 and evidencing a loan of $200,000;

(ii) Note held by BIP Venture Partners SICAR SA dated November 10, 2006 and evidencing a loan of $150,000;

(iii) Note held by Andreas Vogler also dated November 10, 2006 and evidencing a loan of $30,000;

(iv) Note held by Andreas Vogler also dated November 10, 2006 and evidencing a loan of $70,000;

(v) Note held by Tony Kamin (25/110) and Patrick J. O’Donnell (85/110) dated November 29, 2006 and evidencing a loan of $110,000;

(vi) Note held by SDS Capital Group dated November 30, 2006 and evidencing a loan of $190,000;

(vii) Note held by CIPHER 06 LLC dated December 5, 2006 and evidencing a loan of $50,000;

(viii) Note held by Patrick J. O’Donnell dated December 8, 2006 and evidencing a loan of $50,000;

(ix) Note held by CIPHER 06 LLC dated December 22, 2006 and evidencing a loan of $50,000;

(x) Note held by Steven Katz dated December 22, 2006 and evidencing a loan of $25,000;

(xi) Note held by Tammy Sweet dated December 22, 2006 and evidencing a loan of $50,000;

(xii) Note held by Steven Katz dated December 27, 2006 and evidencing a loan of $85,000;

(xiii) Note held by G. F. Holcombe dated January 2, 2007 and evidencing a loan of $50,000;

(xiv) Note held by CIPHER 06 LLC dated January 5, 2007 and evidencing a loan of $60,000;

(xv) Note held by Hadasit dated January 9, 2007 and evidencing a loan of $20,000;

(xvi) Note held by Andreas Vogler dated January 25, 2007 and evidencing a loan of $92,000; and

(xvii) Notes issued by Ortec evidencing loans made to Ortec after January 25, 2007 and prior to the Exchange Closing and aggregating no more than $1,518,000.

          (c) “Bylaws” means Ortec’s Bylaws as in effect on the date hereof.

          (d) “Cancellation Agreements” means the Katz Cancellation Agreement and the Lipstein Cancellation Agreement.

          (e) “Certificate” means Ortec’s Certificate of Incorporation as in effect on the date hereof.

          (f) “Code” means the Internal Revenue Code of 1986, and any successor statute, as it may be amended from time to time.

          (g) “Common Stock” means the common stock of Ortec, par value $0.001 per share.

          (h) “Conversion Shares” means any shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock.

          (i) “Environmental Laws” means all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature.

          (j) “Environmental Liabilities” means all liabilities of a person (whether such liabilities are owed by such person to governmental authorities, third parties or otherwise) whether currently in existence or arising hereafter which arise under or relate to any Environmental Law.

          (k) “Exchange Act” means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

          (l) “Exchange Closing” means the closing referred to in Section 10 hereof.

          (m) “Exchange Closing Date” has the meaning provided in Section 10 hereof.

          (n) “FDA” means the United States Food and Drug Administration.

          (o) “Financial Statements” means (a) the consolidated balance sheets, statements of operations, statements of shareholders’ equity (deficit) and statements of cash flows of Ortec and its subsidiaries at December 31, 2005, and the accompanying notes thereto, which financial statements and notes are included in Ortec’s Annual Report on Form 10-KSB filed with the SEC on April 17, 2006, and (b) the condensed consolidated balance sheets, statements of operations, statements of shareholders’ equity (deficit) and statements of cash flows of Ortec and its subsidiaries at September 30, 2006, and the accompanying notes thereto, which condensed financial statements and notes are included in Ortec’s Quarterly Report on Form 10-QSB filed with the SEC on November 13, 2006 and the amendment thereto filed with the SEC on April 17, 2007.

          (p) “Forbearance Agreement” means the letter agreements between Ortec and Paul Capital dated December 13, 2004 and October 19, 2006, wherein Paul Capital agreed that until July 1, 2006, and later until January 1, 2007, it would not exercise certain rights under Section 5.07(a) of the Revenue Interests Assignment Agreement that would otherwise be triggered to compel Ortec to purchase Paul Capital’s Revenue Interests, because of certain defaults on Ortec’s part of its covenants in the Revenue Interests Assignment Agreement.

          (q) “Form 8-K” has the meaning provided in Section 7(l).

          (r) “Form 10-K” has the meaning provided in Section 7(s).

          (s) “Form 10-QSB” has the meaning provided in Section 2(f).

          (t) “GAAP” has the meaning provided in Section 2(f).

          (u) “Government Authority” means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether federal, state or local (domestic or foreign), including, without limitation, the U.S. Patent and Trademark Office, the FDA, the U.S. National Institute of Health or any other government authority located in North America.

          (v) “Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptance, current swap agreements, interest rate agreements, interest rate swaps, or other financial products, (c) all capital lease obligations that exceed $100,000 in any fiscal year to the extent incurred in the ordinary course of business, (d) all obligations or liabilities secured by a lien or encumbrance on any asset of Ortec or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets, together with trade debt and other accounts payable that exceed $100,000 in any fiscal year to the extent incurred in the ordinary course of business,, (f) all synthetic leases, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person; provided, however, Indebtedness shall not include (a) usual and customary trade debt incurred in the ordinary course of business and (b) endorsements for collection or deposit in the ordinary course of business.

          (w) “Irrevocable Transfer Agent Instructions” has the meaning provided in Section 7(o).

          (x) “Katz” means Steven Katz, having an office at 3960 Broadway, New York, New York 10032.

          (y) “Katz Cancellation Agreement” means the Cancellation Agreement to be entered into by Ortec and Katz at or prior to the Exchange Closing.

          (z) “Lien” means any lien, encumbrance, security interest, mortgage or charge of any kind.

          (aa) “Lipstein” means Ron Lipstein having an office at 3960 Broadway, New York, New York 10032.

          (bb) “Lipstein Cancellation Agreement” means the Cancellation Agreement to be entered into by Ortec and Lipstein at or prior to the Exchange Closing.

          (cc) “Material Agreements” has the meaning provided in Section 2(u).

          (dd) “Material Adverse Effect” means (i) any adverse effect on the business, operations, properties, prospects or financial condition of Ortec or its Subsidiaries and which is material to such entity or other entities controlling or controlled by such entity and/or (ii) any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of Ortec to perform any of its obligations under this Agreement or any of the Transaction Documents in any material respect.

          (ee) “New Funding Amount” means additional gross cash proceeds from the sale of Series A Preferred Stock (which shall comprise substantially all the Ortec consideration provided in return for such proceeds), in an amount aggregating (i) not less than $8,000,000, less the gross proceeds heretofore received and to be received by Ortec from loans evidenced by the Bridge Notes, except for the gross proceeds received and to be received by Ortec from those Bridge Notes that are repaid and not converted into Series A Preferred Stock in accordance with this Agreement, in which case the gross proceeds from such Bridge Notes that are repaid and not converted shall not be deducted, and (ii) not more than $20,000,000.

          (ff) “New Investors” means the entities or persons providing the New Funding Amount.

          (gg) “Ortec” means Ortec International, Inc., a corporation created under the laws of Delaware and having an office at 3960 Broadway, New York, New York 10032.

          (hh) “Paul Capital” means Paul Royalty Fund, L.P., a limited partnership created under the laws of Delaware and having an office at Two Grand Central Tower, 140 East 45th Street, 44th Floor, New York, New York 10017, formerly known as Paul Capital Acquisition Fund, L.P.

          (ii) “Permitted Financing” has the meaning provided in Section 7(r).

          (jj) “PMA” means Ortec’s application for Pre-Market Approval to be filed by Ortec with the FDA for FDA clearance for the commercial sale of Ortec’s cryopreserved OrCel product for the treatment of venous leg ulcers, in which application Ortec will, inter alia, report the results of Ortec’s confirmatory clinical trial of its cryopreserved OrCel product for the treatment of venous leg ulcers.

          (kk) “Preferred Stock” means the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

          (ll) “PRF Entitlement” has the meaning provided in Section 8(a).

          (mm) “Press Release” has the meaning provided in Section 7(l).

          (nn) “Priority Repayment Amount” has the meaning provided in Section 8(a).

          (oo) “Purchase Agreement” means the Series A Convertible Preferred Stock Purchase Agreement dated as of June 18, 2007 among Ortec and the New Investors.

          (pp) “Registration Rights Agreement” means the Registration Rights Agreement to be entered into between Ortec, Paul Capital and the New Investors, substantially in the form attached hereto as Exhibit A.

          (qq) “Related Agreements” means the following agreements entered into between Paul Capital, and/or Ortec and/or Orcel LLC, and/or JP Morgan Chase Bank, in connection with, and as contemplated by, the Revenue Interests Assignment Agreement, all of which, except as indicated below, are dated as of August 29, 2001:

(i) Amended and Restated Security Agreement dated October 18, 2004 between Orcel LLC and Ortec, each as grantor, and Paul Capital, as grantee.

(ii) The Membership Interest Pledge Agreement between Ortec and Paul Capital.

(iii) Patent Security Agreement between Orcel LLC, as grantor, and Paul Capital, as grantee, as amended as of October 27, 2004.

(iv) The Limited Liability Company Agreement of Orcel LLC.

(v) The Security Agreement between Ortec and Orcel LLC.

(vi) Management and Licensing Agreement between Orcel LLC, as licensor, and Ortec, as licensee.

(vii) The Lock Box Agreement dated February 28, 2002 among JPMorgan Chase Bank, Paul Capital, Orcel LLC and Ortec.

          (rr) “Release Event” means, with respect to a holder’s shares of Series A Preferred Stock and Series A-1 Preferred Stock, the date on which Ortec files a Form 8-K with the SEC disclosing Ortec’s receipt of written notice from the FDA regarding the granting to Ortec the right to commercialize and market (i.e., formal approval of the PMA) its OrCel product for the treatment of venous leg ulcers.

          (ss) “Revenue Interests” means Paul Capital’s right to receive a portion of Ortec’s revenue from the sale in the United States, Canada and Mexico of Ortec’s products that Ortec may sell in such countries, as set forth and defined in the Revenue Interests Assignment Agreement.

          (tt) “Revenue Interests Assignment Agreement” means the Amended and Restated Revenue Interests Assignment Agreement dated as of February 26, 2003 among Orcel LLC, Ortec and Paul Capital, and the agreement which it amends dated August 29, 2001, as amended as of December 19, 2001 and as of January 15, 2002.

          (uu) “SEC” means the U.S. Securities and Exchange Commission.

          (vv) “SEC Documents” has the meaning provided in Section 2(f).

          (ww) “Securities Act” means the Securities Act of 1933, and any successor statute, as it may be amended from time to time.

          (xx) “Series A Certificate of Designation” means the Certificate of Designation of Relative Rights and Preferences of the Series A Convertible Preferred Stock, substantially in the form attached hereto as Exhibit B.

          (yy) “Series A Preferred Stock” means a new series of Ortec convertible preferred stock to be created by the Series A Certificate of Designation.

          (zz) “Series A-1 Certificate of Designation” means the Certificate of Designation of Relative Rights and Preferences of the Series A-1 Convertible Preferred Stock, substantially in the form attached hereto as Exhibit C.

          (aaa) “Series A-1 Preferred Stock” means another new series of Ortec convertible preferred stock to be created by the Series A-1 Certificate of Designation.

          (bbb) “Series A-2 Certificate of Designation” means the Certificate of Designation of Relative Rights and Preferences of the Series A-2 Convertible Preferred Stock, substantially in the form attached hereto as Exhibit D.

          (ccc) “Series A-2 Preferred Stock” means another new series of Ortec convertible preferred stock to be created by the Series A-2 Certificate of Designation.

          (ddd) “Subsequent Financing” has the meaning provided in Section 7(r).

          (eee) “Subsidiaries” has the meaning provided in Section 2(g).

          (fff) “Trading Day” has the meaning provided in Section 7(l).

          (ggg) “Transaction Documents” means this Agreement and the Registration Rights Agreement, the Series A-1 Certificate of Designation and the Series A-2 Certificate of Designation.

          2. Representations and Warranties of Ortec. Ortec hereby represents and warrants to Paul Capital as of the date of this Agreement and as of the date of the Exchange Closing the following:

          (a) Organization, Good Standing and Power. Ortec is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Ortec does not have any Subsidiaries except OrCel, LLC, Hapto Biotech, Inc. and Hapto Biotech (Israel), Ltd., or own securities of any kind in any other entity. Ortec and each such Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect.

          (b) Authorization; Enforcement. Ortec has the requisite corporate power and authority to enter into and perform this Agreement, the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation, the Registration Rights Agreement and the Irrevocable Transfer Agent Instructions and to issue and sell the Series A-1 Preferred Stock and the Series A-2 Preferred Stock in accordance with the terms hereof. The execution, delivery and performance of the Transaction Documents by Ortec and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of Ortec or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by Ortec. The other Transaction Documents will have been duly executed and delivered by Ortec at the Exchange Closing. Each of the Transaction Documents constitutes, or shall constitute when executed and delivered, a valid and binding obligation of Ortec enforceable against Ortec in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

          (c) Capitalization. The authorized capital stock of Ortec and the shares thereof currently issued and outstanding as of June 18, 2007 is set forth on Schedule 2(c)(i) hereto. All of the outstanding shares of Ortec’s Common Stock and any other security of Ortec have been duly and validly authorized. Except as set forth in Schedule 2(c)(i) hereto, no shares of Common Stock or any other security of Ortec are entitled to preemptive rights or to registration rights which have not already been complied with, and except as set forth in Schedule 2(c)(i) hereto, there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Ortec. Furthermore, except as set forth in this Agreement and as set forth in Schedule 2(c)(i) hereto, there are no contracts, commitments, understandings, or arrangements by which Ortec is or may become bound to issue additional shares of the capital stock of Ortec or options, securities or rights convertible into shares of capital stock of Ortec. Except for customary transfer restrictions contained in agreements entered into by Ortec in order to sell restricted securities Ortec is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. Except as set forth on Schedule 2(c)(i) hereto, Ortec is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of Ortec. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of Ortec issued prior to the Exchange Closing complied with all applicable federal and state securities laws, and no holder of such securities has a right of rescission or claim for damages with respect thereto which could have a Material Adverse Effect. Ortec has furnished or made available to Paul Capital true and correct copies of the Certificate and the Bylaws.

          (d) Issuance of Securities. The Series A-1 Preferred Stock and the Series A-2 Preferred Stock to be issued at the Exchange Closing have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall be validly issued and outstanding, fully paid and nonassessable and free and clear of all liens, encumbrances and rights of refusal of any kind and the holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall be entitled to all rights accorded to them in their respective Certificates of Designation. When the Conversion Shares are issued upon conversion of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of refusal of any kind and the holders shall be entitled to all rights accorded to a holder of Common Stock.

           (e) No Conflicts. The execution, delivery and performance of the Transaction Documents by Ortec and the consummation by Ortec of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock) do not and will not (i) violate or conflict with any provision of Ortec’s Certificate or Bylaws or its Subsidiaries’ comparable charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which Ortec or any of its Subsidiaries is a party or by which Ortec or any of its Subsidiaries’ respective properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of Ortec or its Subsidiaries under any agreement or any commitment to which Ortec or any of its Subsidiaries is a party or by which Ortec or any of its Subsidiaries is bound or by which any of their respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to Ortec or any of its Subsidiaries or by which any property or asset of Ortec or any of its Subsidiaries are bound or affected, except, in all cases other than violations pursuant to clauses (i) or (iv) (with respect to federal and state securities laws) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of Ortec and its Subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not have a Material Adverse Effect. Neither Ortec nor any of its Subsidiaries is required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or issue and sell the Series A-1 Preferred Stock and the Series A-2 Preferred Stock and the Conversion Shares in accordance with the terms hereof or thereof (other than any filings which may be required to be made by Ortec with the SEC, prior to or subsequent to the Exchange Closing, or state securities administrators subsequent to the Exchange Closing, or any registration statement which may be filed pursuant hereto or the Registration Rights Agreement).

          (f) SEC Documents, Financial Statements. The Common Stock of Ortec is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and except as set forth on Schedule 2(f) hereto, Ortec has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “SEC Documents”). Ortec has delivered or made available to Paul Capital true and complete copies of the latest SEC Documents filed with the SEC. Ortec has not provided to Paul Capital any material non-public information or other information which, according to applicable law, rule or regulation, should have been disclosed publicly by Ortec but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. At the time of its filing, the Form 10-QSB for the fiscal quarter ended September 30, 2006, as amended on April 17, 2007 (the “Form 10-QSB”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and the Form 10-Q did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Ortec included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of Ortec and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (g) Subsidiaries. Ortec’s only Subsidiaries are OrCel, LLC, a limited liability company organized under the laws of the State of Delaware, Hapto Biotech, Inc., a corporation organized under the laws of the State of Delaware, and Hapto Biotech (Israel) Ltd., a corporation organized under the laws of Israel. Such Subsidiaries are each wholly-owned by Ortec. All of the outstanding membership interests and other securities of such Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any such Subsidiary for the purchase or acquisition of any membership interests or other securities of such Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any membership interests or other securities of such Subsidiary except for agreements between Ortec, OrCel, LLC and Paul Capital. Neither Ortec nor any such Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any membership interests or other securities of such Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence. Neither Ortec nor any such Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any membership interests of such Subsidiary except for agreements between Ortec, OrCel, LLC and Paul Capital.

          (h) No Material Adverse Change. Since September 30, 2006, Ortec has not experienced or suffered any Material Adverse Effect, except for use of its cash in the regular course of its development stage activities, without offsetting income, as set forth on Schedule 2(h) hereto.

          (i) No Undisclosed Liabilities. Except as included in the financial statements in the SEC Documents or as set forth on Schedule 2(i) hereto, neither Ortec nor any of its Subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of Ortec’s or its Subsidiaries’ respective businesses since September 30, 2006 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on Ortec or its Subsidiaries.

          (j) No Undisclosed Events or Circumstances. Since September 30, 2006, no event or circumstance has occurred or exists with respect to Ortec or any of its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Ortec but which has not been so publicly announced or disclosed.

          (k) Indebtedness. Ortec’s financial statements and other information in the SEC Documents set forth as of the date hereof all outstanding secured and unsecured Indebtedness of Ortec or its Subsidiaries, or for which Ortec or its Subsidiaries have commitments, except for additional indebtedness incurred by Ortec and its Subsidiaries in the regular course of their development stage activities, without offsetting income.

          (l) Title to Assets. Each of Ortec and its Subsidiaries has good and marketable title to all of its real and personal property, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances of any nature whatsoever, except for those indicated in the SEC Documents or such that, individually or in the aggregate, do not have a Material Adverse Effect. All leases of Ortec and its Subsidiaries are valid and subsisting and in full force and effect except that Ortec is in violation of its lease with Columbia University for its office and laboratory facilities because Ortec is in arrears in its rental payments.

          (m) Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of Ortec, threatened against Ortec or its Subsidiaries which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth on Schedule 2(m) hereto, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of Ortec, threatened, against or involving Ortec, any of its Subsidiaries or any of their respective properties or assets, which individually or in the aggregate, would have a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against Ortec or any of its Subsidiaries or any officers or directors of Ortec or its Subsidiaries in their capacities as such, which individually or in the aggregate, would have a Material Adverse Effect.

          (n) Compliance with Law. The business of Ortec and its Subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except or such that, individually or in the aggregate, the noncompliance therewith would have a Material Adverse Effect. Ortec and its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of their business as now being conducted by them unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (o) Taxes. Ortec and its Subsidiaries have accurately prepared and filed all federal, state, foreign and other tax returns required by law to be filed by them, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of Ortec and its Subsidiaries for all current taxes and other charges to which Ortec or its Subsidiaries are subject and which are not currently due and payable. None of the federal income tax returns of Ortec or its Subsidiaries have been audited by the Internal Revenue Service. Ortec has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal, state or foreign) of any nature whatsoever, whether pending or threatened against Ortec or any of its Subsidiaries for any period, nor of any basis for any such assessment, adjustment or contingency.

          (p) Certain Fees. Except as set forth on Schedule 2(p) hereto, Ortec has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

          (q) Disclosure. Ortec confirms that neither it nor anyone working on its behalf has provided any of Paul Capital or their agents or counsel with any information that constitutes or might constitute material, nonpublic information. To the best of Ortec’s knowledge, neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to Paul Capital by or on behalf of Ortec or its Subsidiaries in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

          (r) Operation of Business. Ortec and its Subsidiaries own or possess all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others. However, Paul Capital has been assigned Ortec’s United States patents and trademarks as security for payment of Ortec’s obligations to Paul Capital.

          (s) Environmental Compliance. Ortec and its Subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws. Ortec has all necessary governmental approvals required under all Environmental Laws and used in its business or in the business of its Subsidiaries, except for such instances as would not individually or in the aggregate have a Material Adverse Effect. Ortec and its Subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting Ortec or its Subsidiaries that violate or may violate any Environmental Law after the Exchange Closing or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including, without limitation, underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

          (t) Books and Records; Internal Accounting Controls. The records and documents of Ortec and its Subsidiaries accurately reflect in all material respects the information relating to the business of Ortec and its Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of Ortec or its Subsidiaries. Ortec and its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of Ortec’s Board of Directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

          (u) Material Agreements. Except for those described or referred to in the SEC Documents, neither Ortec nor any of its Subsidiaries is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the SEC (collectively, “Material Agreements”) if Ortec or any of its Subsidiaries were registering securities under the Securities Act. Except as set forth on Schedule 2(u) hereto, Ortec and its Subsidiaries have in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and, to the best of Ortec’s knowledge are not in default under any other Material Agreement now in effect, the result of which could cause a Material Adverse Effect. Except as set forth in Schedule 2(u) hereto, no written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of Ortec or of any of its Subsidiaries limits the payment of dividends on its Common Stock.

          (v) Transactions with Affiliates. Except as disclosed in the SEC Documents and except for the employment of Raphael Hofstein, a director of Ortec, by Hadasit, a supplier to a Subsidiary of Ortec, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) Ortec, its Subsidiaries or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any executive officer, or to the knowledge of Ortec, any employee, consultant or director of Ortec, or its Subsidiaries, or any member of the immediate family of such executive officer, employee, consultant or director or any corporation or other entity controlled by such executive officer, employee, consultant or director.

          (w) Securities Act. Ortec has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Conversion Shares hereunder. Neither Ortec nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock and the Conversion Shares, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of Series A-1 Preferred Stock, the Series A-2 Preferred Stock or the Conversion Shares under the registration provisions of the Securities Act and applicable state securities laws. Neither Ortec nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock or the Conversion Shares.

          (x) Governmental Approvals. Except for the filing of any notice prior or subsequent to the Exchange Closing that may be required under applicable state and/or federal securities laws (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, or for the performance by Ortec of its obligations under the Transaction Documents.

          (y) Employees. Neither Ortec nor its Subsidiaries have any collective bargaining arrangements or agreements covering any of their employees. Neither Ortec nor its Subsidiaries have any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by Ortec or such Subsidiary. Since September 30, 2006, no officer, consultant or key employee of Ortec or its Subsidiary whose termination, either individually or in the aggregate, could have a Material Adverse Effect, has terminated or, to the knowledge of Ortec, has any present intention of terminating his or her employment or engagement with Ortec or any Subsidiary, except for the possible terminations of the employment of Ron Lipstein and Steven Katz as provided hereunder.

          (z) Absence of Certain Developments. Except as set forth in the SEC Documents and on Schedule 2(z), since September 30, 2006 neither Ortec nor any of its Subsidiaries has:

(i) issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto, except for additional options granted under Ortec’s Employee Stock Option Plan;

(ii) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except trade payables incurred in the ordinary course of business;

(iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

          (iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

(v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

          (vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except in the ordinary course of business or to Paul Capital or its representatives;

          (vii) suffered any substantial losses (except for losses incurred in connection with its development stage operations in the ordinary course without offsetting income as set forth on Schedule 2(z)(vii)) or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(ix) made capital expenditures or commitments in excess of $100,000 therefor except in the ordinary course of its development stage operations as set forth on Schedule 2(z)(ix);

(x) entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business;

(xi) made charitable contributions or pledges in excess of $25,000;

(xii) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(xiii) experienced any material problems with labor or management in connection with the terms and conditions of their employment;

(xiv) effected any two or more events of the foregoing kind which in the aggregate would cause a Material Adverse Effect; or

(xv) entered into an agreement, written or otherwise, to take any of the foregoing actions.

          (aa) Use of Proceeds. The proceeds from the sale of the Series A Preferred Stock to the New Investors will be used by the Company for working capital and general corporate purposes.

          (bb) Public Utility Holding Company Act and Investment Company Act Status. Ortec is not a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Ortec is not, and as a result of and immediately upon the Exchange Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

          (cc) ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by Ortec or any of its subsidiaries which is or would be materially adverse to Ortec and its subsidiaries. The execution and delivery of this Agreement and the issue and sale of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code, as amended, provided that, if Paul Capital, or any person or entity that owns a beneficial interest in Paul Capital, is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) with respect to which Ortec is a “party in interest” (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section, the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by Ortec or any of its Subsidiaries or by any trade or business, whether or not incorporated, which, together with Ortec or any of its Subsidiaries, is under common control, as described in Section 414(b) or (c) of the Code.

          (dd) Dilutive Effect. Ortec understands and acknowledges that the number of Conversion Shares issuable upon conversion of shares of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of shares of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock in accordance with this Agreement and the Series A-1 Certificate of Designation and the Series A-2 Certificate of Designation, is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interest of other stockholders of Ortec.

          (ee) No Integrated Offering. Neither Ortec, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock pursuant to this Agreement to be integrated with prior offerings by Ortec for purposes of the Securities Act which would prevent Ortec from selling the Series A-1 Preferred Stock and the Series A-2 Preferred Stock pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will Ortec or any of its affiliates or subsidiaries take any action or steps that would cause the offering of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock to be integrated with other offerings. Ortec does not have any registration statement pending before the SEC or currently under the SEC’s review and since October 1, 2006, Ortec has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock.

          (ff) Sarbanes Oxley; Transfer Agent. Ortec has complied with its obligations under the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated thereunder. Ortec’s transfer agent is a participant in and the Common Stock is eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program. The name, address, contact person and telephone number of Ortec’s transfer agent is set forth on Schedule 2(ff) hereto.

          3. Representations and Warranties of Paul Capital. Paul Capital hereby represents and warrants to Ortec as of the date of this Agreement and as of the date of the Exchange Closing the following:

          (a) Organization. Paul Capital is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all partnership powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          (b) Authorization. Paul Capital has all necessary power and authority to enter into, execute and deliver this Agreement and the Registration Rights Agreement and to perform all of the obligations to be performed by it thereunder and hereunder. Each of this Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by Paul Capital and constitutes its valid and binding obligation, enforceable against Paul Capital in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

          (c) Conflicts. Neither the execution and delivery of this Agreement or the Registration Rights Agreement nor the performance or consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects, any provisions of: (A) any law, rule, ordinance or regulation of any Government Authority, or any judgment, order, writ, decree, permit or license of any Government Authority, to which Paul Capital or any of its assets or properties may be subject or bound; or (B) any material contract, agreement, commitment or instrument to which Paul Capital is a party or by which Paul Capital or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any respects, any provisions of organizational or constitutional documents of Paul Capital; or (iii) except for UCC financing statements or termination statements that may be required hereunder, require any notification to, filing with, or consent of any person or Government Authority.

          (d) Acquisition for Investment. Paul Capital is acquiring the Series A-1 Preferred Stock and the Series A-2 Preferred Stock solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. Paul Capital does not have a present intention to sell the Series A-1 Preferred Stock or the Series A-2 Preferred Stock, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock to or through any person or entity, provided that by making the representations herein and subject to Section 3(h) below, Paul Capital does not agree to hold the Series A-1 Preferred Stock or the Series A-2 Preferred Stock for any minimum or other specific term and reserves the right to dispose of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock at any time in accordance with Federal and state securities laws applicable to such disposition. Paul Capital acknowledges that it is able to bear the financial risks associated with an investment in the Series A-1 Preferred Stock and the Series A-2 Preferred Stock and that it has been given full access to such records of Ortec and the subsidiaries and to the officers of Ortec and the subsidiaries and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation.

          (e) Accredited Purchasers. Paul Capital is an “accredited investor” as defined in Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that Paul Capital is capable of evaluating the merits and risks of the prospective investment in the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

          (f) Opportunities for Additional Information. Paul Capital acknowledges that Paul Capital has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of Ortec concerning the financial and other affairs of Ortec, and to the extent deemed necessary in light of Paul Capital’s personal knowledge of Ortec’s affairs, Paul Capital has asked such questions and received answers to the full satisfaction of Paul Capital, and Paul Capital desires to invest in Ortec.

          (g) No General Solicitation. Paul Capital acknowledges that the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Conversion Shares were not offered to Paul Capital by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which Paul Capital was invited by any of the foregoing means of communications.

          (h) Rule 144. Paul Capital understands that the Series A-1 Preferred Stock and the Series A-2 Preferred Stock must be held indefinitely unless such Series A-1 Preferred Stock and the Series A-2 Preferred Stock is registered under the Securities Act or an exemption from registration is available. Paul Capital acknowledges that it is familiar with Rule 144 of the rules and regulations of the SEC, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that it has been advised that Rule 144 permits resales only under certain circumstances. Paul Capital understands that to the extent that Rule 144 is not available, it will be unable to sell any shares of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock or the Conversion Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

          (i) No Shorting. Paul Capital has not engaged in any short sales of the Common Stock or instructed any third parties to engage in any short sales of the Common Stock on its behalf prior to the Exchange Closing. Paul Capital covenants and agrees that it will not be in a net short position with respect to the shares of Common Stock. For purposes of this Section, a “net short position” means a sale of Common Stock by Paul Capital that is marked as a short sale and that is made at a time when there is no equivalent offsetting long position in Common Stock held by Paul Capital.

          (j) General. Paul Capital understands that the Series A-1 Preferred Stock and the Series A-2 Preferred Stock is being offered and sold in reliance on a transactional exemption from the registration requirement of Federal and state securities laws and Ortec is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Paul Capital set forth herein in order to determine the applicability of such exemptions and the suitability of Paul Capital to acquire the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

          (k) Certain Exchanges Excepted. For purposes of Section 5(e)(x) of the Series A-1 Certificate of Designation, Paul Capital acknowledges that the exchange of certain warrants outstanding on the date hereof for shares of Ortec’s Common Stock shall not require Ortec to make an adjustment of the Conversion Price under Section 5(e)(vi) of the Series A-1 Certificate of Designation.

          4. Exchange of Paul Capital’s Revenue Interests. Upon Ortec securing the minimum amount of cash proceeds required by the New Funding Amount, provided that such amount is secured on or before June 30, 2007, and subject to all other terms and conditions of this Agreement, Paul Capital will exchange its Revenue Interests for shares of Series A-1 Preferred Stock having an aggregate stated value of $5,000,000 and Series A-2 Preferred Stock having an aggregate stated value of $5,000,000 at the Exchange Closing. To effect such exchange Paul Capital, Ortec and Orcel LLC shall simultaneously with the issuance to Paul Capital of such shares of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, cancel the Revenue Interests Assignment Agreement and all the Related Agreements to which Paul Capital is a party and Paul Capital shall assign, reassign or release to Ortec or to Orcel LLC any and all interest in Ortec’s intellectual property that Paul Capital may have and any and all interest that Paul Capital may have in Orcel LLC. Without limiting the generality of the preceding sentence, the interests in intellectual property Paul Capital will in such event assign, reassign or release to Ortec or to Orcel LLC shall include (i) the interest which is the subject of the Patent Security Agreement dated August 29, 2001 between Orcel LLC, as grantor, and Paul Capital, as grantee, (ii) any interest Paul Capital may have in the unregistered intellectual property assigned by Ortec to Orcel LLC by assignment dated September 29, 2001 and (iii) any interest Paul Capital may have in the intellectual property assigned by Ortec to Orcel LLC in the Trademark Assignment also dated August 29, 2001. At the same time Paul Capital shall file with the appropriate governmental agencies UCC termination statements for all security interests Paul Capital may have in Ortec’s or Orcel LLC’s assets, including their intellectual property. Ortec agrees that of the gross proceeds Ortec may receive as the New Funding Amount prior to the Exchange Closing and of the gross proceeds Ortec has heretofore received or may hereafter receive from the loans evidenced by the Bridge Notes, Ortec will use its best efforts to allocate substantially all of such funds to support the clearance of the PMA by the FDA and further commercialization of Ortec’s OrCel product and related supporting expenses, including existing contractual obligations.

          5. Intentionally Omitted.

          6. Terms of the Preferred Stock. The parties acknowledge that simultaneously with the consummation of the transactions contemplated by this Agreement, Ortec shall consummate the transactions contemplated by the Purchase Agreement pursuant to which Ortec shall receive from the New Investors at least the minimum amount of cash proceeds required by the New Funding Amount in exchange for shares of the Series A Preferred Stock. The Series A Preferred Stock shall rank pari passu with the Series A-1 Preferred Stock and the Series A-2

Preferred Stock with respect to liquidation and dividend rights. The form of the Certificate of Designation for the Series A Preferred Shares is attached hereto as Exhibit B.

          7. Other Covenants Related to Issuance of the Preferred Stock. Ortec hereby agrees as follows:

          (a) Additional Transaction Document. Ortec agrees to enter into with Paul Capital the Registration Rights Agreement.

          (b) Securities Compliance. Ortec shall notify the SEC in accordance with their rules and regulations, of the transactions contemplated by any of the Transaction Documents, including filing a report on Form 8-K and filing a Form D with respect to the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Conversion Shares, if required by the SEC’s rules, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Conversion Shares to Paul Capital or subsequent holders. Ortec is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Paul Capital set forth herein in order to determine the applicability of Federal and state securities laws exemptions and the suitability of Paul Capital to acquire the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

          (c) Registration and Listing. Ortec will cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, will comply with all requirements related to any registration statement filed pursuant to this Agreement, and will not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. Ortec will take all action necessary to continue the listing or trading of its Common Stock on the over-the-counter electronic bulletin board and on such other exchange or market on which the Common Stock is trading. If required, Ortec will apply any listing application for the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Conversion Shares. Ortec further covenants and agrees that it will take such further action as Paul Capital may reasonably request, all to the extent required from time to time to enable Paul Capital to sell the Series A-1 Preferred Stock and the Series A-2 Preferred Stock without registration under the Securities Act within the limitation of the exemptions provided in Rule 144 promulgated under the Securities Act. Upon the request of Paul Capital, Ortec shall deliver to Paul Capital a written certification of a duly authorized officer as to whether it has complied with such requirement.

          (d) Inspection Rights. Ortec shall permit, during normal business hours and upon reasonable request and reasonable notice, Paul Capital or any of its employees, agents or representatives, so long as Paul Capital shall be obligated hereunder to purchase the Series A-1 Preferred Stock and Series A-2 Preferred Stock or shall beneficially own any Series A-1 Preferred Stock or Series A-2 Preferred Stock, or shall own Conversion Shares which, in the aggregate, represent more than 2% of the total combined voting power of all voting securities then outstanding, for purposes reasonably related to Paul Capital’s interests as a stockholder to examine and make reasonable copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of Ortec and any subsidiary, and to discuss the affairs, finances and accounts of Ortec and any subsidiary with any of its officers, consultants, directors, and key employees.

          (e) Compliance with Laws. Ortec shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could have a Material Adverse Effect.

          (f) Keeping of Records and Books of Account. Ortec shall keep and cause each of its Subsidiaries to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of Ortec and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

          (g) Reporting Requirements. If Ortec ceases to file its periodic reports with the SEC, or if the SEC ceases making these periodic reports available via the Internet without charge, then at Paul Capital ‘s request Ortec shall furnish the following to Paul Capital so long as Paul Capital shall beneficially own any Series A-1 Preferred Stock and the Series A-2 Preferred Stock, or shall own Conversion Shares which, in the aggregate, represent more than 2% of the total combined voting power of all voting securities then outstanding:

          (i) Quarterly Reports filed with the SEC on Form 10-Q or Form 10-QSB as soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of Ortec;

(ii) Annual Reports filed with the SEC on Form 10-K or Form 10-KSB as soon as available, and in any event within ninety (90) days after the end of each fiscal year of Ortec; and

          (iii) Copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock.

          (h) Amendments. Ortec shall not amend or waive any provision of the Certificate, Ortec’s Bylaws, or the Registration Rights Agreement in any way that would adversely affect the liquidation preferences, conversion rights, registration rights, voting rights or redemption rights of the holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, unless in compliance with the terms of such instruments or agreements.

          (i) Other Agreements. Ortec shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of Ortec or any subsidiary under any Transaction Document or the Series A-1 Certificate of Designation or the Series A-2 Certificate of Designation.

          (j) Distributions; Subsidiaries. So long as any Series A-1 Preferred Stock and Series A-2 Preferred Stock remains outstanding, Ortec agrees that it shall not (i) declare or pay any dividends or make any distributions to any holder(s) of Common Stock or any other equity security of Ortec or (ii) purchase, redeem or otherwise acquire for value, directly or indirectly, any Common Stock or any other equity security of Ortec. So long as any Series A-1 Preferred Stock and Series A-2 Preferred Stock remains outstanding, Ortec agrees that it shall not transfer, assign, pledge, issue or otherwise permit any equity or other ownership interests in the Subsidiaries to be beneficially owned or held by any person other than Ortec.

          (k) Status of Dividends. Ortec covenants and agrees that (i) no Federal income tax return or claim for refund of Federal income tax or other submission to the Internal Revenue Service will adversely affect the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, any other series of its Preferred Stock, or the Common Stock, and any deduction shall not operate to jeopardize the availability to Paul Capital of the dividends received deduction provided by Section 243(a)(1) of the Code or any successor provision, (ii) in no report to shareholders or to any governmental body having jurisdiction over Ortec or otherwise will it treat the Series A-1 Preferred Stock and the Series A-2 Preferred Stock other than as equity capital unless required to do so by a governmental body having jurisdiction over the accounts of Ortec or by a change in generally accepted accounting principles required as a result of action by an authoritative accounting standards setting body, and (iii) other than pursuant to this Agreement or the Series A-1 Certificate of Designation or the Series A-2 Certificate of Designation, it will take no action which would result in the dividends paid by Ortec on the Series A-1 Preferred Stock and the Series A-2 Preferred Stock out of Ortec’s current or accumulated earnings and profits being ineligible for the dividends received deduction provided by Section 243(a)(1) of the Code. The preceding sentence shall not be deemed to prevent Ortec from designating the Series A-1 Preferred Stock and the Series A-2 Preferred Stock as “Convertible Preferred Stock” in its annual and quarterly financial statements in accordance with its prior practice concerning other series of preferred stock of Ortec. Notwithstanding the foregoing, Ortec shall not be required to restate or modify its tax returns for periods prior to the Exchange Closing. In the event that Paul Capital has reasonable cause to believe that dividends paid by Ortec on the Series A-1 Preferred Stock and the Series A-2 Preferred Stock out of Ortec’s current or accumulated earnings and profits will not be treated as eligible for the dividends received deduction provided by Section 243(a)(1) of the Code, or any successor provision, Ortec will, at the reasonable request of Paul Capital, join with Paul Capital in the submission to the Internal Revenue Service of a request for a ruling that dividends paid on the Series A-1 Preferred Stock and the Series A-2 Preferred Stock will be so eligible for Federal income tax purposes, at Paul Capital’s expense. In addition, Ortec will reasonably cooperate with Paul Capital (at Paul Capital’s expense) in any litigation, appeal or other proceeding challenging or contesting any ruling, technical advice, finding or determination that earnings and profits are not eligible for the dividends received deduction provided by Section 243(a)(1) of the Code, or any successor provision to the extent that the position to be taken in any such litigation, appeal, or other proceeding is not contrary to any provision of the Code or incurred in connection with any such submission, litigation, appeal or other proceeding. Notwithstanding the foregoing, nothing herein contained shall be deemed to preclude Ortec from claiming a deduction with respect to such dividends if (i) the Code shall hereafter be amended, or final Treasury regulations thereunder are issued or modified, to provide that dividends on the Series A-1 Preferred Stock, the Series A-2 Preferred Stock or the Conversion Shares should not be treated as dividends for Federal income tax purposes or that a deduction with respect to all or a portion of the dividends on the Series A-1 Preferred Stock, the Series A-2 Preferred Stock or the Conversion Shares is allowable for Federal income tax purposes, or (ii) in the absence of such an amendment, issuance or modification and after a submission of a request for ruling or technical advice, the service shall rule or advise that dividends on the shares should not be treated as dividends for Federal income tax purposes. If the Internal Revenue Service determines that the Series A-1 Preferred Stock, the Series A-2 Preferred Stock or the Conversion Shares constitute debt, Ortec may file protective claims for refund.

          (l) Disclosure of Transaction. Ortec shall issue a press release describing the material terms of the transactions contemplated hereby (the “Press Release”) on the Exchange Closing Date; provided, however, that if such Closing occurs after 4:00 P.M. Eastern Time on any Trading Day, Ortec shall issue the Press Release no later than 9:00 A.M. Eastern Time on the first Trading Day following such Exchange Closing Date. Ortec shall also file with the SEC a Current Report on Form 8-K (the “Form 8-K”) describing the material terms of the transactions contemplated hereby (and attaching as exhibits thereto this Agreement, the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation, the Registration Rights Agreement and the Press Release) as soon as practicable following the Exchange Closing Date but in no event more than four (4) Trading Days following the Exchange Closing Date, which Press Release and Form 8-K shall be subject to prior review and reasonable comment by Paul Capital. “Trading Day” means any day during which the principal exchange on which the Common Stock is traded shall be open for trading.

          (m) Conversions; Opinions. Ortec will provide, at Ortec’s expense, such legal opinions in the future as are reasonably necessary but only in conformance with federal and state securities regulations for the issuance and resale of the Common Stock issuable upon conversion of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock pursuant to an effective registration statement, Rule 144 under the 1933 Act or an exemption from registration. In the event that Common Stock is sold in a manner that complies with an exemption from registration, Ortec will promptly instruct its counsel (at its expense) to issue to the transfer agent an opinion permitting removal of the legend (indefinitely, if pursuant to Rule 144(k) of the 1933 Act, or to permit sale of the shares if pursuant to the other provisions of Rule 144 of the 1933 Act).

          (n) Reservation of Shares. So long as any shares of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock remain outstanding, Ortec shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 120% of the aggregate number of shares of Common Stock needed to provide for the issuance of the Conversion Shares.

          (o) Transfer Agent Instructions. Ortec shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of Paul Capital or its respective nominee(s), for the Conversion Shares in such amounts as specified from time to time by Paul Capital to Ortec upon conversion of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock (the “Irrevocable Transfer Agent Instructions”). Prior to registration of the Conversion Shares under the Securities Act, all such certificates shall bear the restrictive legend specified in Section 12 of this Agreement. Ortec warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section will be given by

Ortec to its transfer agent and that the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Conversion Shares shall otherwise be freely transferable on the books and records of Ortec as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section shall affect in any way Paul Capital’s obligations and agreements set forth in Section 12 to comply with all applicable prospectus delivery requirements, if any, upon resale of Series A-1 Preferred Stock, the Series A-2 Preferred Stock or the Conversion Shares. If Paul Capital provides Ortec with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock or the Conversion Shares may be made without registration under the Securities Act or Paul Capital provides Ortec with reasonable assurances that the Series A-1 Preferred Stock, the Series A-2 Preferred Stock or the Conversion Shares can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, Ortec shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by Paul Capital and, without any restrictive legend. Ortec acknowledges that a breach by it of its obligations under this Section 7(p) will cause irreparable harm to Paul Capital by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, Ortec acknowledges that the remedy at law for a breach of its obligations under this Section will be inadequate and agrees, in the event of a breach or threatened breach by Ortec of the provisions of this Section, that Paul Capital shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

          (p) Disposition of Assets. So long as any Series A-1 Preferred Stock and the Series A-2 Preferred Stock remains outstanding, neither Ortec nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of its properties, assets and rights including, without limitation, its software and intellectual property, to any person except for sales to customers in the ordinary course of business or with the prior written consent of the holders of a majority of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock then outstanding.

          (q) No Issuance of Senior Securities. So long as Series A Preferred Stock and Series A-1 Preferred Stock with an aggregate of $2,000,000 of stated value (as stated in the Series A Certificate of Designation and the Series A-1 Certificate of Designation) remains outstanding, Ortec shall not, and shall not permit any Subsidiary to, whether by operation of law or otherwise, offer, sell or issue or allow to exist, any securities or financial instruments that would rank senior to or pari passu with the Series A Preferred Stock, the Series A-1 Preferred Stock or the Series A-2 Preferred Stock (or securities or financial instruments convertible or exchangeable into any such securities or financial instruments) with respect to dividends or distribution of assets on liquidation, dissolution or winding up, including, without limitation, any Indebtedness, or any ownership or other interest in any Subsidiary, without the prior written approval of at least fifty percent (50%) of the Series A Preferred Stock and Series A-1 Preferred Stock outstanding (together as one class); provided, however, that no such senior or pari passu securities or financial instruments shall contain (a) a liquidation preference in excess of one (1) times the purchase price paid to Ortec therefor, or (b) an annual dividend or interest rate in excess of LIBOR, plus 6 basis points without, in the case of either (a) or (b), the prior written approval of thirty percent (30%) of the Series A Preferred Stock and the Series A-1 Preferred

Stock outstanding, each voting separately as a class. The provisions of this Section shall not apply to (a) the issuance prior to December 31, 2007 of up to $3,000,000 of securities used to settle trade payables ranking pari passu with the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, provided that a Release Event has not occurred as of the date of the issuance of such securities and (b) a working capital line of credit, containing typical and customary terms and conditions of up to $2,000,000 issued by a bank, credit, union, governmental agency or similar unaffiliated corporate or institutional lender.

          (r) Most Favored Nations Exchange Right. So long as any shares of the Series A Preferred Stock and the Series A-1 Preferred Stock remain outstanding, if Ortec enters into any equity or equity linked financing (“Subsequent Financing”) on terms more favorable than the terms governing the Series A Preferred Stock and the Series A-1 Preferred Stock, then Paul Capital and the New Investors in their sole discretion may exchange their Series A Preferred Stock and Series A-1 Preferred Stock, as the case may be, valued at their stated value, for the securities issued or to be issued in the Subsequent Financing to the extent a Release Event has not occurred with respect to such shares. For purposes of this Agreement, a Permitted Financing shall not be considered a Subsequent Financing. A “Permitted Financing” shall mean (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date of this Agreement or issued pursuant to this Agreement (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect Paul Capital), (iii) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iv) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to Ortec’s stock option plans and employee stock purchase plans or stock incentive plans as they exist on the date of this Agreement or are hereafter adopted or otherwise so long as such issuances in the aggregate do not exceed ten percent (10%) of the issued and outstanding shares of Common Stock as of the Exchange Closing Date, and (v) any warrants issued to the placement agent and its designees for the transactions contemplated by the Purchase Agreement.

          (s) Form 10-KSB. Ortec shall use its best efforts to file its Form 10-KSB for the period ending December 31, 2006 (“Form 10-K”) promptly after the Closing.

          (t) Executive Management. Following the filing of the Form 10-K, Costa Papastephanou, Ph.D., President and COO, shall be named Chief Executive Officer of Ortec, and Ron Lipstein and Steven Katz shall resign from all positions as an officer and/or director of Ortec and all of its Subsidiaries in accordance with their Cancellation Agreements.

          (u) Board of Directors. Promptly after the filing of the Form 10-K, the Board of Directors shall be reconstituted to consist of no fewer than five (5) members, of which no more than two (2) directors shall be from the current Board of Directors and one (1) member that Paul Capital shall have the right to designate. Paul Capital shall have a continuing right from and after the Exchange Closing to designate one other person to attend meetings of the Board of Directors as an observer.

          (v) Restrictions on Use of Proceeds. Ortec agrees that it shall not use more than $300,000 from the proceeds of the sale of shares of Series A Preferred Stock and warrants to the New Investors until the Form 10-KSB for the period ending December 31, 2006 has been filed.

          (w) Affiliate Transaction. Without the prior written consent of holders of at least 50% of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, Ortec and its Subsidiaries shall not engage in any transactions with any officer, director, employee or any Affiliate of Ortec or any Subsidiary, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Ortec, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of an aggregate of $150,000 each fiscal year, other than (i) for payment of salary, bonus or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Ortec, (iii) for other employee benefits, including stock option agreements under any stock option plan, or stock grants under any plan, of Ortec, (iv) stock or option grants authorized by the Board of Directors or by a committee of the Board of Directors the majority of the members of which are independent directors, and (v) all payments to Ron Lipstein and Steven Katz pursuant to Cancellation Agreements.

          (x) Relisting on the Bulletin Board. Promptly following the filing of the Form 10-K, Ortec will take all action necessary to re-list its Common Stock on the OTC Bulletin Board.

          (y) Disclosure of FDA Approval. Promptly following the receipt thereof, Ortec shall file a Form 8-K with the SEC disclosing the receipt of written notice from the FDA regarding the granting to Ortec the right to commercialize and market (i.e., formal approval of the PMA) its OrCel product for the treatment of venous leg ulcers.

          8.   Preference for Bridge Notes. Until the Exchange Closing:

          (a) if all or some of the Bridge Notes are outstanding at the time of a liquidation of Ortec, and/or the disposition of Ortec’s assets in which Paul Capital has a security interest under the Revenue Interest Assignment Agreement and Related Agreements, if and to the extent that any amounts are required to be paid to Paul Capital under the terms of the Revenue Interests Assignment Agreement or any of the Related Agreements as a result of such liquidation or disposition (the “PRF Entitlement”), there shall be paid out of the PRF Entitlement to the holders of the Bridge Notes pro rata up to the lesser of (i) the principal amount of the outstanding Bridge Notes Ortec has issued and sold between October 2006 and May 2007 and (ii) $2,800,000 (the lesser of the amounts in clause (i) and (ii) being referred to herein as the “Priority Repayment Amount”); provided that if any payment by Paul Capital to the holders of the Bridge Notes of any portion of the PRF Entitlement paid to Paul Capital, or any payment by Ortec directly to such holders out of the PRF Entitlement, reduces the PRF Entitlement, then, before and as a condition to such payment, each holder of a Bridge Note to be paid shall (x) have agreed that Paul Capital shall be subrogated to the rights of such holder under the applicable note to the extent of such payment to such holder and (y) have assigned to Paul Capital an undivided percentage interest in such holder’s note equal to (A) the amount paid to such holder, divided by

(B) the total principal and accrued interest evidenced by the applicable note; provided, further, that if any portion of the Priority Repayment remains unpaid, such unpaid portion shall be paid to such lenders by Ortec before payment by Ortec to Paul Capital pursuant to rights obtained by Paul Capital under clauses (x) and (y) above, and

          (b) Paul Capital hereby agrees to share the benefit of its security (and where applicable, ownership) interest in such Ortec intellectual property and other assets with the holders of the Bridge Notes by granting to the holders of the Bridge Notes a security interest in its contract rights (including its security interest) under the Revenue Interest Assignment Agreement and the Related Agreements to secure Paul Capital’s payment obligations under Section 8(a) above. Paul Capital shall execute such UCC filing statements and other documents as may be reasonably required to create and perfect such security arrangement.

Provided, however, that (i) the security interest in Paul Capital’s contract rights described above and (ii) Paul Capital’s agreement to pay over, or have Ortec pay over directly, to the holders of the Bridge Notes amounts received as part of the PRF Entitlement, shall terminate upon Paul Capital’s exchange of its Revenue Interests for Series A-1 Preferred Stock and Series A-2 Preferred Stock at the Exchange Closing.

          9. Intentionally omitted.

          10. Exchange Closing. The closing of the issuance of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock by Ortec to Paul Capital, and the cancellation by Paul Capital of the Revenue Interests Assignment Agreement and Related Agreements, shall be held at the offices of Chadbourne & Parke LLP, New York, New York USA at 1:00 p.m., local time on a day on or before June 30, 2007 (the “Exchange Closing”) or at such other time and place upon which Ortec and Paul Capital shall agree (the “Exchange Closing Date”). Ortec shall provide at least three (3) business days notice to Paul Capital of a possible Exchange Closing. At the Exchange Closing, Ortec shall deliver to Paul Capital certificates, registered in Paul Capital’s name, representing the number of shares of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock to be issued to Paul Capital pursuant to this Agreement.

          11. Conditions to Exchange Closing.

          (a) Paul Capital Conditions. The obligations of Paul Capital to effect the Exchange Closing shall be subject to the satisfaction of each of the following conditions:

          (i) Each of the representations and warranties of Ortec in this Agreement and the other agreements contemplated hereby shall be true and correct in all material respects as of the date when made and as of the date of the Exchange Closing as though made at that time (except for representations and warranties that speak as of a particular date), which shall be true and correct as of such date.

          (ii) Ortec shall have performed, satified and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Ortec at or prior to the Exchange Closing.

          (iii) Ortec shall have delivered to Paul Capital a certificate of Ortec executed by an executive officer of Ortec, dated as of the date of the Exchange Closing, confirming the accuracy of Ortec’s representations, warranties and covenants as of the date of the Exchange Closing and confirming the compliance by Ortec of with the conditions precedent set forth in this Section 11(a) as of the date of the Exchange Closing.

          (iv) Ortec shall have obtained all permits and qualifications required by any state for the issuance of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, or shall have the availability of exemptions therefrom.

          (v) From the date hereof to the date of the Exchange Closing, trading in Ortec’s Common Stock shall not have been suspended by the SEC (except for any suspension of trading of limited duration agreed to by Ortec, which suspension shall be terminated prior to the Exchange Closing), and, at any time prior to the Exchange Closing, trading in securities generally as reported by Bloomberg Financial Markets (“Bloomberg”) shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of Paul Capital, makes it impracticable or inadvisable to exchange its Revenue Interests for the Preferred Stock.

          (vi) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (vii) No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against Ortec or any of its Subsidiaries, or any of the officers, directors or affiliates of Ortec or any of its Subsidiaries seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

          (viii) Prior to the Exchange Closing, the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation and the Series A Certificate of Designation shall have been filed with and accepted by the Secretary of State of the State of Delaware.

          (ix) Paul Capital shall have received an opinion of counsel to Ortec, dated the date of the Exchange Closing, in the form of Exhibit E hereto, and such other certificates and documents as Paul Capital or its counsel shall reasonably require incident to the Exchange Closing.

(x) At the Exchange Closing, Ortec and the New Investors shall have executed and delivered the Registration Rights Agreement.

(xi) The Board of Directors of Ortec shall have adopted resolutions consistent with Section 2(b) above in a form reasonably acceptable to Paul Capital (the “Resolutions”).

          (xii) As of the date of the Exchange Closing, Ortec shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, a number of shares of Common Stock equal to at least 120% of the aggregate number of Conversion Shares issuable upon conversion of the Preferred Stock outstanding on the date of the Exchange Closing (after giving effect to the Preferred Stock to be issued on date of the Exchange Closing and assuming all shares of such Preferred Stock were fully convertible on such date regardless of any limitation on the timing or amount of such conversions).

(xiii) The Irrevocable Transfer Agent Instructions, in the form of Exhibit F attached hereto, shall have been delivered to and acknowledged in writing by the Ortec’s transfer agent.

(xiv) No Material Adverse Effect shall have occurred at or before the Closing Date.

(xv) Ortec shall have paid Paul Capital’s legal expenses required to be paid at the Exchange Closing pursuant to Section 14(a) of this Agreement.

(xvi) Ortec shall have either repaid and cancelled or arranged for the conversion into Series A Preferred Stock of all outstanding Bridge Notes.

          (xvii) Ortec and the New Investors shall have executed and delivered the Purchase Agreement, in form and substance reasonably satisfactory to Paul Capital, and the transactions contemplated therein shall have been consummated. Ortec shall have received gross cash proceeds from the New Investors at least equal to the minimum amount required by the New Funding Amount.

(xviii) The Cancellation Agreements shall have been entered into by Katz, Lipstein and Ortec and shall remain in full force and effect as entered into.

          (b) Ortec Conditions. The obligations of Ortec to effect the Exchange Closing shall be subject to the satisfaction of each of the following conditions:

          (i) The representations and warranties of Paul Capital in Section 3 hereof shall be true and correct in all material respects as of the date when made and as of the date of the Exchange Closing as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date..

          (ii) Paul Capital shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Paul Capital at or prior to the ExchangeClosing.

          (iii) Paul Capital shall have delivered to Ortec a certificate of Paul Capital executed by an authorized person of Paul Capital, dated the date of the Exchange Closing, and certifying, among other things, to the fulfillment of the conditions specified in Sections 11(b)(i) and 11(b)(ii) of this Agreement.

          (iv) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (v) Paul Capital shall have cancelled the Revenue Interests Assignment Agreement and all Related Agreements to which it is a party and assigned, reassigned or released to Ortec or to Orcel LLC any and all interests that Paul Capital may have in Ortec or Orcel LLC intellectual property thereunder.

(vi) The Registration Rights Agreement shall have been duly executed and delivered by Paul Capital to Ortec.

          12. Certificate Legend. Each certificate representing the Preferred Stock, and, if appropriate, the Conversion Shares, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR ORTEC INTERNATIONAL, INC. SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

          Ortec agrees to reissue certificates representing the Preferred Stock or the Conversion Shares without the legend set forth above if at such time, prior to making any transfer of any Preferred Stock or Conversion Shares, as applicable, such holder thereof shall give written notice to Ortec describing the manner and terms of such transfer and removal as Ortec may reasonably request, and (x) the Preferred Stock or Conversion Shares, as applicable, have been registered for sale under the Securities Act and the holder is selling such securities and is complying with its prospectus delivery requirement under the Securities Act, (y) the holder is selling such securities in compliance with the provisions of Rule 144 or (z) the provisions of paragraph (k) of Rule 144 apply to such securities.

          13. Indemnification.

          (a) General Indemnity. Ortec agrees to indemnify and hold harmless Paul Capital (and its directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by Paul Capital as a result of any inaccuracy in or breach of the representations, warranties or covenants made by Ortec herein. Paul Capital agrees to indemnify and hold harmless Ortec and its directors, officers, affiliates, agents, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by Ortec as result of any inaccuracy in or breach of the representations, warranties or covenants made by Paul Capital herein. The maximum aggregate liability of Paul Capital pursuant to its indemnification obligations under this Section 13 shall not exceed the stated value of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

          (b) Indemnification Procedure. Any party entitled to indemnification under this Section 13 (an “indemnified party”) will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 13 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Section 13 to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Section 13 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

          14. Miscellaneous

          (a) Payment of Paul Capital’s Legal Expenses. Ortec shall pay at the Exchange Closing:

(i) all expenses for legal services and disbursements previously incurred by Paul Capital which Ortec has agreed to reimburse per prior agreements, and

          (ii) all expenses for legal services and disbursements incurred by Paul Capital in connection with the preparation, negotiation, drafting, execution and delivery of this Agreement and the agreements and documents contemplated by this Agreement, and the Revised Term Sheet upon which this Agreement is based, and the performance by Paul Capital of its obligations hereunder and thereunder.

Ortec shall also pay the expenses for legal services and disbursements incurred by Paul Capital in connection with the filing and declaration of effectiveness by the SEC of the Registration Statement and any amendments, modifications or waivers of this Agreement or any of the other Transaction Documents. In addition, Ortec shall pay all reasonable fees and expenses incurred by Paul Capital in connection with the enforcement of this Agreement or any of the other Transaction Documents, including without limitation, all reasonable attorneys’ fees and expenses. Ortec shall pay all stamp or other similar taxes and dutes levied in connection with the issuance of the Preferred Stock pursuant hereto. Except as otherwise provided above or in the Certificates of Designation, each party shall pay the fees and expenses its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

          (b) Specific Enforcement, Consent to Jurisdiction.

          (i) Ortec and Paul Capital acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement, the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation or the Registration Rights Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement, the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation or the Registration Rights Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

          (ii) Each of Ortec and Paul Capital (a) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York County for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of Ortec and Paul Capital consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 14(b) shall affect or limit any right to serve process in any other manner permitted by law. The parties hereto agree that the prevailing party in any suit, action or proceeding arising out of or relating to the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, this Agreement or the other agreements between the Ortec and Paul Capital contemplated hereby shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.

          (c) Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Transaction Documents, neither Ortec nor Paul Capital makes any representations, warranty, covenant or undertaking with respect to such matters and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. Except as set forth elsewhere herein and except for Section 7(q) hereof which shall require the consent of fifty percent (50%) of the shares of the Series A Preferred Stock and the Series A-1 Preferred Stock (voting together as one class), no provision of this Agreement may be waived or amended other than by a written instrument signed by Ortec and the holders of at least two-thirds (2/3) of the shares of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock then outstanding and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the shares of A-1 Preferred Stock and A-2 Preferred Stock then outstanding.

          (d) Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

Address of Paul Capital:

Paul Royalty Fund, L.P.
c/o Paul Capital Advisors, L.L.C.
Two Grand Central Tower
140 East 45th Street, 44th Floor
New York, New York 10017
Attention: Lionel Leventhal
Telephone: (646) 264-1106
Facsimile: (646) 264-1101

With a copy to:	Chadbourne & Parke LLP 30 Rockefeller Plaza New York, New York 10012 Attention: Morton E. Grosz, Esq. Telephone: (212) 408-5592 Facsimile: (212) 541-5369

Address of Ortec:	Ortec International, Inc. 3960 Broadway New York, New York 10032 Attention: Ron Lipstein or Alan Schoenbart Telephone: (212) 740-6999 Facsimile: (212) 740-2570

With a copy to:	Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine, LLP 750 Lexington Avenue New York, New York 10022 Attention: Gabriel Kaszovitz, Esq. Telephone: (212) 888-8200 Facsimile: (212) 888-7776

          (e) Waivers by Party. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

          (f) Waivers by Majority Holders. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than two-thirds (2/3) of the then outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock may waive any of the obligations of Ortec or the then rights of Paul Capital set forth in this Agreement (except with respect to Section 7(q) hereof which shall require the consent of fifty percent (50%) of the shares of the Series A Preferred Stock and the Series A-1 Preferred Stock (voting together as one class)).

          (g) Headings. The section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

          (h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. After the Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

          (i) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

          (j) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

          (k) Survival. The representations and warranties of the Company contained in Sections 2(o) and (s) should survive indefinitely and those contained in Section 2, with the exception of Sections 2(o) and (s), and the representations and warranties of Paul Capital contained in Section 3, shall survive the execution and delivery hereof and the Exchange Closing until the date three (3) years from the date of the Exchange Closing, and the agreements and covenants set forth in Sections 4, 6, 7, 13 and 14 of this Agreement shall survive the execution and delivery hereof and the Exchange Closing hereunder until Paul Capital beneficially owns (determined in accordance with Rule 13d-3 under the Exchange Act) less than 2% of the total combined voting power of all voting securities then outstanding, provided that Sections 7(b), 7(c), 7(e), 7(f), 7(g), 7(h), 7(i), 7(j), 7(k), 7(n), 7(o), 7(q), 7(r) and 7(w) shall in no event expire until the Registration Statement required by Section 2 of the Registration Rights Agreement is no longer required to be effective under the terms and conditions of the Registration Rights Agreement.

          (l) Termination. This Agreement may be terminated at any time prior to the Exchange Closing by mutual written agreement, or by Paul Capital if (a) there is a substantial breach by Ortec that has not been cured within 15 days following written notification thereof, or (b) if the Exchange Closing shall not have occurred prior to June 30, 2007. Upon any such termination, Paul Capital shall not have any continuing liability or obligation, except its obligation to forbear pursuant to Section 14(m) hereof.

          (m) Extension of Forbearance Period. The definition of “Forbearance Period” provided in the Forbearance Agreements is hereby amended by changing the date “January 1, 2007” to “June 30, 2007.”

          (n) No Presumptions. Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that another party hereto drafted or controlled the drafting of this Agreement.

          (o) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other party hereto, it being understood that both parties need not sign the same counterpart. Any signature may be delivered by facsimile transmission.

          (p) Severability. The provisions of this Agreement, the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation and the Registration Rights Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement, the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation or the Registration Rights Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation or the Registration Rights Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

          (q) Further Assurances. From and after the date of this Agreement, upon the request of Paul Capital or Ortec, each of Ortec and Paul Capital shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Conversion Shares, the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation and the Registration Rights Agreement.

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

Ortec International, Inc.

By:	/s/ Alan Schoenbart

Print Name: Alan Schoenbart Title: CFO

Paul Royalty Fund, L.P. (formerly known as Paul Capital Royalty Acquisition Fund, L.P.)

By:	Paul Capital Management, LLC, its General Partner

By: Paul Capital Advisors, L.L.C.,
its Manager

By: /s/ Lionel Leventhal

Print Name: Lionel Leventhal Title: Manager

[Signature page to Amended and Restated Exchange Agreement]

EXHIBIT A

Form of Registration Rights Agreement

EXHIBIT B

Form of Series A Certificate of Designation

EXHIBIT C

Form of Series A-1 Certificate of Designation

EXHIBIT D

Form of Series A-2 Certificate of Designation

EXHIBIT E

Form of Opinion of Counsel to Ortec

          1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as presently conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

          2. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Preferred Stock and the Common Stock issuable upon conversion of the Preferred Stock. The execution, delivery and performance of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required. Each of the Transaction Documents have been duly executed and delivered, and the Preferred Stock has been duly executed, issued and delivered by the Company and each of the Transaction Documents constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms. The shares of Common Stock issuable upon conversion of the Preferred Stock are not subject to any preemptive rights under the Certificate of Incorporation or the Bylaws.

          3. The Preferred Stock has been duly authorized and, when delivered against payment in full as provided in the Exchange Agreement, will be validly issued, fully paid and nonassessable. The shares of Common Stock issuable upon conversion of the Preferred Stock have been duly authorized and reserved for issuance, and, when delivered upon conversion as provided in the Certificate of Designation, as applicable, will be validly issued, fully paid and nonassessable.

          4. The execution, delivery and performance of and compliance with the terms of the Transaction Documents and the issuance of the Preferred Stock and the Common Stock issuable upon conversion of the Preferred Stock do not (i) violate any provision of the Certificate of Incorporation or Bylaws, (ii) to our knowledge conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) to our knowledge create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) (a) result in a violation of any federal, state or local statute, rule or regulation, or to our knowledge, any order, judgment, injunction or decree (including Federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, except, in all cases other than violations pursuant to clause (i) above, for such conflicts, default, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

          5. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required under Federal, state or local law, rule or regulation in connection with the valid execution, delivery and performance of the Transaction Documents, or the offer, sale or issuance of the Preferred Stock or the Common Stock issuable upon conversion of the Preferred Stock other than the Certificate of Designation, the Registration Statement, report on Form 8-K and Form D, both to be filed with the Securities and Exchange Commission.

          6. To our knowledge, there is no action, suit, claim, investigation or proceeding pending or threatened against the Company which questions the validity of the Exchange Agreement or the transactions contemplated thereby or any action taken or to be taken pursuant thereto. To our knowledge, there is no action, suit, claim, investigation or proceeding pending, or to our knowledge, threatened, against or involving the Company or any of its properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect. To our knowledge, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any officers or directors of the Company in their capacities as such.

          7. The offer, issuance and sale of the Preferred Stock and the offer, issuance and sale of the shares of Common Stock issuable upon conversion of the Preferred Stock pursuant to the Exchange Agreement and the Certificate of Designation are based on the Purchasers’ representations in the Exchange Agreement, exempt from the registration requirements of the Securities Act.

          8. The Company is not, and as a result of and immediately upon Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Very truly yours,

EXHIBIT F

Form of Irrevocable Transfer Agent Instructions

ORTEC INTERNATIONAL, INC.

as of June __, 2007

[Name and address of Transfer Agent]
Attn: _____________

Ladies and Gentlemen:

          Reference is made to that certain Amended and Restated Exchange Agreement (the “Exchange Agreement”), dated as of June __, 2007, by and among Ortec International, Inc., a Delaware corporation (the “Company”), and Paul Royalty Fund, L.P. (formerly known as Paul Capital Royalty Acquisition Fund, L.P.), a Delaware limited partnership (“Paul Capital”) pursuant to which the Company is issuing to Paul Capital shares of its Series A-1 Convertible Preferred Stock, par value $.001 per share, and Series A-2 Convertible Preferred Stock, par value $0.001 per share (collectively, the “Preferred Shares”), which are convertible into shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), in connection with the sale and issuance of Preferred Shares to Paul Capital. This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of the Company at such time) to issue shares of Common Stock upon conversion of the Preferred Shares (the “Conversion Shares”) to or upon the order of Paul Capital from time to time upon (i) surrender to you of a properly completed and duly executed Conversion Notice, in the form attached hereto as Exhibit I, (ii) a copy of the certificates (with the original certificates delivered to the Company) representing Preferred Shares being converted (or an indemnification undertaking with respect to such share certificates in the case of their loss, theft or destruction), and (iii) delivery of a treasury order or other appropriate order duly executed by a duly authorized officer of the Company. So long as you have previously received (x) written confirmation from counsel to the Company that a registration statement covering resales of the Conversion Shares has been declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and no subsequent notice by the Company or its counsel of the suspension or termination of its effectiveness and (y) a copy of such registration statement, and if Paul Capital represents in writing that the Conversion Shares were sold pursuant to the Registration Statement, then certificates representing the Conversion Shares shall not bear any legend restricting transfer of the Conversion Shares thereby and should not be subject to any stop-transfer restriction. Provided, however, that if you have not previously received (i) written confirmation from counsel to the Company that a registration statement covering resales of the Conversion Shares has been declared effective by the SEC under the 1933 Act, and (ii) a copy of such registration statement, then the certificates for the Conversion Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT”), OR ANY STATE SECURITIES

LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS, OR ORTEC INTERNATIONAL, INC. SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

and, provided further, that the Company may from time to time notify you to place stop-transfer restrictions on the certificates for the Conversion Shares in the event a registration statement covering the Conversion Shares is subject to amendment for events then current or the prospectus which is part of such registration statement may no longer be used for sales of Conversion Shares.

          A form of written confirmation from counsel to the Company that a registration statement covering resales of the Conversion Shares has been declared effective by the SEC under the 1933 Act is attached hereto as Exhibit II.

          Please be advised that Paul Capital is relying upon this letter as an inducement to enter into the Exchange Agreement and, accordingly, Paul Capital is a third party beneficiary to these instructions.

          Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions. Should you have any questions concerning this matter, please contact me at ___________.

Very truly yours,
ORTEC INTERNATIONAL, INC.
By:

Name:

Title:

ACKNOWLEDGED AND AGREED:
[TRANSFER AGENT]
By:

Name:

Title:

Date:

EXHIBIT I

ORTEC INTERNATIONAL, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the [Series A-1][Series A-2] Preferred Stock of Ortec International, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of [Series A-1][Series A-2] Preferred Stock, par value $.001 per share (the “Preferred Shares”), of Ortec International, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted: ____

Stock certificate no(s). of Preferred Shares to be converted: ____

The Common Stock have been sold pursuant to the registration statement:
YES____ NO____

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

PRICES ATTACHED

EXHIBIT I-A

ASSIGNMENT

FOR VALUE RECEIVED, _________________ hereby sells, assigns and transfers unto ________________. _________ of the Preferred Shares evidenced by the within stock certificate together with all rights therein, and does irrevocably constitute and appoint ___________________, attorney, to transfer that part of the said Preferred Shares on the books of the within named corporation.

Dated:	Signature

Address

EXHIBIT II

FORM OF NOTICE OF EFFECTIVENESS
OF REGISTRATION STATEMENT

[Name and address of Transfer Agent]
Attn: _____________

Re:	Ortec International, Inc.

Ladies and Gentlemen:

          We are counsel to Ortec International, Inc., a Delaware corporation (the “Company”), and have represented the Company in connection with that certain Amended and Restated Exchange Agreement (the “Exchange Agreement”), dated as of June __, 2007, by and among the Company and Paul Royalty Fund, L.P. (formerly known as Paul Capital Royalty Acquisition Fund, L.P.), a Delaware limited partnership (“Paul Capital”) pursuant to which the Company issued to Paul Capital shares of the Company’s Series A-1 Convertible Preferred Stock, par value $.001 per share, and Series A-2 Convertible Preferred Stock, par value $0.001 per share (collectively, the “Preferred Shares”), which are convertible shares of the Company’s common stock, par value $.001 per share (the “Common Stock”). Pursuant to the Exchange Agreement, the Company agreed, among other things, to register the shares of Common Stock issuable upon conversion of the Preferred Shares (the “Registrable Shares”), under the Securities Act of 1933, as amended (the “1933 Act”). In connection with the Company’s obligations under the Exchange Agreement, on ________________, 2007, the Company filed a Registration Statement on Form SB-2 (File No. 333-________) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the resale of the Registrable Shares which names Paul Capital as a selling stockholder thereunder.

          In connection with the foregoing, we advise you that a member of the SEC’s staff has advised us by telephone that the SEC has entered an order declaring the Registration Statement effective under the 1933 Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS] and we have no knowledge, after telephonic inquiry of a member of the SEC’s staff, that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC and accordingly, the Registrable Shares are available for resale under the 1933 Act pursuant to the Registration Statement.

Very truly yours,
[COMPANY COUNSEL]

By:

cc: Paul Capital

[Schedules to be Inserted]